[LOGO]

                                                                    EXHIBIT 23.4

                               [KPMG LETTERHEAD]


Mr. Roger F. Ross
Breed Technologies, Inc.
5300 Old Tampa Highway
PO Box 33050
Lakeland, FL 33807-3050
U.S.A.






Dear Mr. Ross,

At your request we provide the following consent.

We consent to the incorporation by reference of our report dated 25 July 1997 with respect to the combined and consolidated financial statements of the Momo group included in the Annual Report on Form 10-K for the year ended 30 June 1997, of Breed Technologies, Inc. (the "company") in the Registration Statement on Form S-3 and related Prospectus of the company for the registration of 10,986,500 shares of its common stock and the 6.50% Convertible Trust Preferred Securities of BTI Capital Trust.

Yours sincerely



KPMG S.p.A.


/s/ Tony Deegan


Anthony P. Deegan
Director of Audit



APD/kp